Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Easterly, LLC
Ken Dennard | ksdennard@drg-e.com
Ben Burnham | bburnham@drg-e.com
713-529-6600

MAIN STREET CAPITAL ANNOUNCES LISTING

TRANSFER TO NEW YORK STOCK EXCHANGE

HOUSTON, September 30, 2010 — Main Street Capital Corporation (Nasdaq: MAIN) (“Main Street”) announced today that it has completed the application process and has been authorized to transfer the listing of its common stock to the New York Stock Exchange (“NYSE”).  Main Street expects the shares of its common stock to begin trading on the NYSE under its current ticker symbol “MAIN” on or about October 14, 2010.  Until that time, Main Street’s common stock will continue to trade on the NASDAQ Global Select Market.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.